                                                                EXHIBIT 2.10




                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                  AMRE, INC.,

                           AMERICAN REMODELING, INC.

                                      AND

                        FACELIFTERS HOME SYSTEMS, INC.,

                                  AS SELLERS,

                                      AND

                                 STEVE BELNAP,

                                  AS PURCHASER

                              TABLE OF CONTENTS

                                                                                                           PAGE
                                                                                                           ----
ARTICLE I CERTAIN DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
ARTICLE II PURCHASE AND SALE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  SECTION 2.1 CONTRACTS AND LEADS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  SECTION 2.2 ASSETS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
  SECTION 2.3 CONSIDERATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  SECTION 2.4 LIMITATIONS OF LIABILITIES ASSUMED. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  SECTION 2.5 NO WARRANTIES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
ARTICLE III CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  SECTION 3.1 TIME AND PLACE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
  SECTION 3.2 TRANSACTIONS AT CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  SECTION 4.1 CORPORATE ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  SECTION 4.2 AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
  SECTION 4.3 NO TRANSFER OF INTELLECTUAL PROPERTY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
ARTICLE V COVENANTS, REPRESENTATIONS AND WARRANTIES
          OF PURCHASER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.1 AUTHORITY RELATIVE TO THIS AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.2 NONCONTRAVENTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.3 GOVERNMENTAL APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.4 LITIGATION, ETC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.5 FINANCING AND CAPITAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  SECTION 5.6 BROKERAGE AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
ARTICLE VI ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.1 PAYMENT ON CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.2 PAYMENT ON LEADS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.3 AMOUNTS RECEIVED FROM WORK-IN-PROGRESS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.4 CERTAIN WARRANTIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.5 CUSTOMER ACKNOWLEDGMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.6 CERTAIN TAX MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.7 BANKRUPTCY COURT APPROVAL.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
  SECTION 6.9 ANNOUNCEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  SECTION 6.10 FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  SECTION 6.11 BULK SALES WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  SECTION 6.12 STORAGE, PROTECTION AND AVAILABILITY OF RECORDS. . . . . . . . . . . . . . . . . . . . . . .  8
ARTICLE VII CONDITIONS TO CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
  SECTION 7.1 CONDITIONS TO THE OBLIGATION OF EACH PARTY TO
              CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY.  . . . . . . . . . . . . . . . . . . . . . .  8
  SECTION 7.2 ADDITIONAL CONDITIONS TO THE OBLIGATION OF SELLERS. . . . . . . . . . . . . . . . . . . . . .  9
  SECTION 7.3 ADDITIONAL CONDITIONS TO THE OBLIGATION OF PURCHASER. . . . . . . . . . . . . . . . . . . . .  10

ARTICLE VIII TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  SECTION 8.1 TERMINATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
  SECTION 8.2 EFFECT OF TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
ARTICLE IX WAIVER, RELEASES AND INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 9.1 RELEASE OF AMRE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 9.2 SURVIVAL OF THIS ARTICLE IX.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
ARTICLE X MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 10.1 NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  SECTION 10.2 SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  . . . . . . . . . . . . . . . . . . . . . . . . .  12
  SECTION 10.3 ENTIRE AGREEMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  SECTION 10.4 BINDING EFFECT; ASSIGNMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 10.5 AMENDMENT AND WAIVER; RIGHTS AND REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 10.6 SEVERABILITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 10.7 GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 10.8 DESCRIPTIVE HEADINGS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
  SECTION 10.9 GENDER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  SECTION 10.10 REFERENCES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
  SECTION 10.11 COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                             SCHEDULES AND EXHIBITS

SCHEDULE 2.2(a)     -       Furniture, Fixtures and Equipment of the Sales
                            Office





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


                            ASSET PURCHASE AGREEMENT


    This Asset Purchase Agreement (the "Agreement") is dated as of the 11th day of April, 1997, by and among AMRE, Inc., a Delaware corporation ("AMRE"), American Remodeling, Inc., a Texas corporation ("ARI"), Facelifters Home Services, Inc., a Delaware corporation ("Facelifters"), and Steve Belnap ("Purchaser"). AMRE, ARI and Facelifters are sometimes referred to herein individually as a "Seller" and collectively as "Sellers".

                                    RECITALS

    WHEREAS, Sellers are in the cabinet refacing, vinyl siding and window remodeling and products business; and

    WHEREAS, each Seller is currently a debtor in possession in those certain Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court"), styled In re AMRE, Inc. et al., Case No. 397-30567-SAF-11 (Jointly Administered); and

    WHEREAS, Purchaser desires to buy and Sellers desire to sell those portions of the cabinet refacing, vinyl siding and window remodeling and products business of Sellers conducted at the Sales Office (as hereinafter defined), and to finally, irrevocably, absolutely and unconditionally terminate all rights and obligations of Sellers, and to the extent applicable, the bankruptcy estates of Sellers, in the Assets (as hereinafter defined);

    NOW, THEREFORE, in consideration of the above recitals, which constitute a part of this Agreement, the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Sellers, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

    As used in this Agreement, the following terms have the following respective meanings:

    "Agreement" has the meaning specified in the opening paragraph hereof.

    "AMRE" has the meaning specified in the opening paragraph hereof.

    "AMRE Released Parties" has the meaning specified in Section 9.1 hereof.

    "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

    "ARI" has the meaning specified in the opening paragraph hereof.

    "Assets" has the meaning specified in Section 2.2 hereof.

    "Assumed Liabilities" means the completion of all Work-In-Progress.

    "Bankruptcy Code" means 11 U.S.C. Section  101, et seq.

    "Bankruptcy Court" has the meaning specified in the Recitals.

    "Cabinet Inventory" means all inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies that is owned by a Seller, used in connection with a Seller's cabinet refacing and products business, and located at the Sales Office at the Closing, but does not include any inventory (including raw materials, work-in-progress and finished foods) and related spare parts and supplies subject to a valid claim for reclamation.

    "Cash Purchase Price" means the amount specified in Section 2.2(a) hereof.

    "Claims" means any and all losses, claims, causes of action, lawsuits, liabilities, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements.

    "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.

    "Closing Date" means the date on which the Closing occurs.

    "Contracts" means all purchase orders and consumer sales contracts entered into by a Seller and emanating from the Sales Office for which the goods have not been delivered or construction has not begun.

    "Encumbrances" means liens, charges, pledges, options, mortgages, security interest, claims, restrictions and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

    "Facelifters" has the meaning specified in the opening paragraph hereof.

    "FF&E" means the furniture, fixtures and equipment set forth on Schedule 2.2(a) hereto.

    "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

    "Leads" means all customer leads emanating from the Sales Office.





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    "Proceedings" means all proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

    "Purchaser" has the meaning specified in the opening paragraph hereof.

    "Sale and Assignment Hearing" has the meaning specified in Section 6.7 hereof.

    "Sale and Assignment Motion" has the meaning specified in Section 6.7 hereof.

    "Sale and Assignment Order" has the meaning specified in Section 6.7 hereof.

    "Sales Office" means the sales office leased by ARI and located at 2500 South 2300 West, Suites 13 & 14, West Valley City, Utah (with a business address of 2500 S. Decker Lane Blvd., #13 and #14, Salt Lake City, Utah 84119).

    "Seller" and "Sellers" have the meanings specified in the opening paragraph hereof.

    "Siding Inventory" means all inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies that is owned by a Seller, used in connection with a Seller's vinyl siding and window remodeling and products business, and located at the Sales Office at the Closing.

    "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof. Such term shall include any interest, penalties or additions attributable to such assessments.

    "Trademark" means the trademark and/or tradename "Century 21."

    "Work-In-Progress" means all consumer contracts entered into by a Seller and emanating from the Sales Office for which a Seller has begun construction.


                                   ARTICLE II
                               PURCHASE AND SALE

Section 2.1 Contracts and Leads. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase, acquire and receive the Contracts and the Leads.

Section 2.2 Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date Sellers will sell, assign, transfer, convey and deliver to Purchaser free and clear of all Encumbrances, and Purchaser will purchase, acquire and receive an assignment, a conveyance and the delivery of the following assets of each of the Sellers (all such assets included in this Section 2.2 are herein collectively referred to as the "Assets"):

         (a)     all FF&E; and

         (b)     all Cabinet Inventory.

         Section 2.3 Consideration. The aggregate consideration given by Purchaser for the Contracts, Leads and Assets shall consist of:

         (a) cash in the amount of SEVEN THOUSAND DOLLARS ($7,000) for FF&E and Cabinet Inventory;

         (b) payment for all amounts outstanding as of the date hereof and as of the Closing Date for all utilities for the Sales Office, including, without limitation, all charges for water, heat, gas and electricity;

         (c) cash in an amount equal to four percent (4%) of the total amount (excluding only applicable sales Taxes) collected by Purchaser on the Contracts;

         (d) cash in an amount equal to three percent (3%) of the total amount (excluding only applicable sales Taxes) collected by Purchaser on sales resulting from the Leads;

         (e) storage at the Sales Office, at no charge to Sellers, of all Siding Inventory for thirty (30) days from the date of this Agreement; and

         (f)     assumption of the Assumed Liabilities.

         Section 2.4 Limitations of Liabilities Assumed. Except for the obligations expressly assumed by Purchaser under this Agreement, Purchaser does not assume or agree to pay, perform or discharge any other liabilities or obligations of any Seller, whether accrued, absolute, contingent or OTHERWISE.

         SECTION 2.5 NO WARRANTIES. SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, NO WARRANTY AS TO FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE ASSETS, AND THE ASSETS ARE TRANSFERRED "AS IS-WHERE IS."


                                  ARTICLE III
                                    CLOSING

         Section 3.1 Time and Place. The Closing shall be held at 9:00 a.m. (local time), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, on the fifth business day following the date on which the Sale and Assignment





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
Order becomes final and is no longer subject to stay, or at such other time or place as the parties shall mutually agree in writing.

    Section 3.2  Transactions at Closing.

    (a)    Sellers shall deliver to Purchaser at the Closing:

           (i)      the Contracts;

           (ii)     the Leads;

           (iii) a bill of sale conveying the Assets to Purchaser, signed by each Seller; and

           (iv)     the certificate contemplated by Section 7.3.

    (b)    Purchaser shall deliver to Sellers at the Closing:

           (i)      a wire transfer in the amount of the Cash
                    Purchase Price; and

           (ii)     the certificate contemplated by Section 7.2.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

    Each Seller represents and warrants to Purchaser as follows:

    Section 4.1 Corporate Organization. Each of AMRE and Facelifters is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ARI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

    Section 4.2 Authority Relative to This Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by such Seller's Board of Directors, and no other corporate proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by it of this Agreement and the consummation by such Seller of the transactions contemplated hereby.

    Section 4.3 No Transfer of Intellectual Property. No Seller grants, conveys or sublicenses any right such Seller may have or may retain with respect to the use of the Trademark. In order to use the Trademark, Purchaser must enter into a direct arrangement with the owner of the Trademark.





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

                                   ARTICLE V
             COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER

    Purchaser covenants, represents and warrants to Sellers as follows:

    Section 5.1 Authority Relative to This Agreement. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

    Section 5.2 Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (b) result in the creation or imposition of any Encumbrance upon the properties of Purchaser, or (c) violate any Applicable Law (other than any applicable "bulk sales" laws) binding upon Purchaser, except, in the cases of clauses (c) and (d) of this Section 5.2, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of Purchaser or on the ability of Purchaser to consummate the transactions contemplated hereby.

    Section 5.3 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation by it of the transactions contemplated hereby.

    Section 5.4 Litigation, etc. No Proceeding is pending or, to the knowledge of Purchaser, threatened, against Purchaser (a) relating to or affecting any of the Assets, other than the bankruptcy case referred to in the Recitals, or (b) that questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

    Section 5.5 Financing and Capital. Purchaser has, and at the Closing Date Purchaser will have, such funds as are necessary for the consummation by Purchaser of the transactions contemplated hereby.

    Section 5.6 Brokerage Agreements. Purchaser shall hold Sellers harmless against any broker, finder, consultant or other intermediary retained directly or indirectly by Purchaser in connection with the transactions contemplated by this Agreement who would be entitled to any commission or broker's or finder's fee in connection with the transactions contemplated hereby.





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

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    Section 6.1 Payment on Contracts. Purchaser shall remit to Sellers the four percent (4%) fee due on each Contract within ten (10) days of collection by Purchaser on such Contract.

    Section 6.2 Payment on Leads. Purchaser shall remit to Sellers the three percent (3%) fee due on each sales contract resulting from a Lead within ten
(10) days of collection by Purchaser on such contract.

    Section 6.3 Amounts Received from Work-In-Progress. Purchaser shall invoice and collect all amounts due upon completion of Work-In-Progress. Purchaser shall remit such amounts to Sellers within ten (10) days of collection by Purchaser.

    Section 6.4 Certain Warranties. All work performed in whole or in party by Purchaser with respect to the Work-In- Progress and the Contracts shall be warranted by Purchaser to the same extent as if such work had been performed by Sellers under their prebankruptcy warranty policies.

    Section 6.5 Customer Acknowledgment. All work performed by Purchaser shall be performed in the name of Purchaser and not on behalf of any Sellers, and each customer (whether pursuant to Work-In-Progress or a Contract or resulting from a Lead) shall acknowledge, in writing, that it is the Purchaser that shall be the party responsible for the performance of the work and for all warranties given, and that the Sellers and their affiliates shall not be liable in any manner for any of the work performed by Purchaser.

    Section 6.6 Certain Tax Matters. Any sales Tax or transfer Tax or similar Tax upon the transfer of the Assets to Purchaser shall be borne by Sellers.
All other taxes with respect to the Assets shall be borne by Purchaser.

    Section 6.7 Bankruptcy Court Approval. As promptly as practicable after the date hereof, Sellers shall file a motion (the "Sale and Assignment Motion") with the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, in a form reasonably acceptable to Purchaser, seeking an order (the "Sale and Assignment Order") approving the sale, assignment and transfer of the Assets free and clear of all Encumbrances. Sellers shall prepare the notice for the hearing on the Sale and Assignment Motion (the "Sale and Assignment Hearing"), and Sellers shall provide proper notice of such motion in accordance with applicable law. If the Sale and Assignment Order shall be appealed by any party (or a petition for certiorari or motion for rehearing or argument shall be filed with respect thereto), Sellers shall take all steps, as may be reasonable and appropriate to prosecute such appeal, petition or motion, or defend against such appeal, petition or motion, and Purchaser shall cooperate in such efforts. Purchaser and Sellers agree to use their best efforts to obtain an expedited resolution of any such appeal.

    Section 6.8 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and
(b) any material failure of Purchaser, or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that neither the delivery of nor the failure to deliver any notice pursuant to this Section 6.8 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 6.9 Announcement. Following the execution of this Agreement, Purchaser shall approve an announcement of Sellers prepared to satisfy the requirements of public disclosure applicable to Sellers, such approval not to be unreasonable withheld by Purchaser. In addition, Sellers and Purchaser agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    Section 6.10 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

    Section 6.11 Bulk Sales Waiver. Purchaser and Sellers hereby waive compliance by Sellers with the bulk sales law of Chapter 6 of the Uniform Commercial Code or any similar Applicable Law in connection with the sale of the Assets contemplated by this Agreement.

    Section 6.12 Storage, Protection and Availability of Records. Purchaser agrees to safeguard, protect and store at the current location all of the contracts, books, records, customer lists, purchase orders and customer information that is located at the Sales Office for a minimum of one hundred twenty (120) days from the Closing Date. Purchaser agrees to grant Sellers access to, and allow Sellers to copy, all such contracts, books, records, customer lists, purchase orders and customer information for a minimum of two
(2) years from the Closing Date.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

Section 7.1 Conditions to the Obligation of Each Party to Consummate the Transactions Contemplated Hereby. The respective obligations of the parties hereto shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

    (a) Application. The Sale and Assignment Motion shall have been filed with the Bankruptcy Court requesting approval of:

             (i) the sale by Sellers to the Purchaser, free and clear of all Encumbrances, of the Assets; and

                 (ii)     the releases provided for in Article IX.

         (b) Good Faith. The Sale and Assignment Motion shall request a finding that Purchaser is a good faith purchaser pursuant to
                 Section 363(m) of the Bankruptcy Code, and that this Agreement constitutes an arms-length transaction between Sellers and the Purchaser.

         (c) Hearing. The Sale and Assignment Motion shall have been brought on for the Sale and Assignment Hearing on or before March 31, 1997.

         (d) Order. The Sale and Assignment Order by the Bankruptcy Court in form satisfactory to counsel to Purchaser shall have been entered granting the relief requested pursuant to the Sale and Assignment Motion, and the Sales and Assignment Order shall have been entered by March 31, 1997 and not stayed.

         (e) No Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a Governmental Entity, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Entity, which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the Closing Date; no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against Purchaser or any of his affiliates seeking to prevent or challenging the transactions contemplated by this Agreement; and no Proceeding before a court of competent jurisdiction shall have been commenced (and be pending on the Closing Date) against Purchaser or Sellers or any of their respective affiliates, associates, officers or directors, as applicable, seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

         Section 7.2 Additional Conditions to the Obligation of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement is also subject to the fulfillment of each of the following conditions:

    (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

    (b) Purchaser shall have performed each obligation to be performed by him hereunder on or prior to the Closing Date.

    (c) Sellers shall have received such certificates of Purchaser dated the Closing Date, signed by officers of Purchaser and others, to evidence compliance with the conditions set forth in Section 7.1 and this Section 7.2 as may be reasonably requested by Sellers.

    Section 7.3 Additional Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is also subject to fulfillment of each of the following conditions:

    (a) Sellers shall have performed each obligation to be performed by them hereunder on or prior to the Closing Date.

    (b) Purchaser shall have received such certificates of Sellers, dated the Closing Date, signed by officers of Sellers and others, to evidence compliance with the conditions set forth in Section 7.1 and this Section 7.3 as may be reasonably requested by Purchaser.

    (c) Purchaser shall have received a copy of the Sale and Assignment Order authorizing the execution, delivery and performance by the Sellers of this Agreement.

                                  ARTICLE VIII
                                  TERMINATION

    Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

    (a)      by mutual written consent of Purchaser or Sellers;

    (b) by either Purchaser or Sellers if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

    (c) by Sellers if Sellers receive, and the Bankruptcy Court approves, a bona fide third-party offer to acquire all or substantially all of the Assets on terms and conditions determined in good faith by Sellers which third-party offer represents a higher and better offer than the transaction set forth herein (which determination shall include reference to price and contractual terms and conditions).

    Section 8.2 Effect of Termination In the event of the termination of this Agreement pursuant to Section 8.1 by Purchaser or Sellers, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have not effect, and there shall be no liability hereunder on the part of Purchaser or Sellers or any of their respective directors, officers, employees, stockholders or representatives, as applicable, except that the agreements contained in this Section 8.2 and in Sections 6.10 and 9.1 shall survive the termination hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.


                                   ARTICLE IX
                      WAIVER, RELEASES AND INDEMNIFICATION

    Section 9.1 Release of AMRE. Purchaser, on behalf of himself and his respective successors, assigns, employees, agents, heirs, attorneys and representatives, hereby releases and discharges AMRE and its affiliates (including, without limitation, ARI and Facelifters) and their respective officers, directors, employees and agents (the "AMRE Released Parties") from any and all Claims now existing or which may hereafter accrue, whether known or unknown, liquidated or unliquidated, direct or indirect, whether suspected or unsuspected, whether having arisen or hereafter to arise, in each case in any way relating to any acts, events, facts or circumstances associated with or relating to AMRE, ARI, Facelifters or the transactions contemplated hereby. Purchaser shall indemnify the AMRE Released Parties against any and all Claims relating to Purchaser's work and operations in connection with the Contracts and Work-In-Progress. In addition, Purchaser shall indemnify Sellers against any and all damages, costs, expenses, obligations or liabilities, including, without limitation, the reasonable attorneys' fees and disbursements, arising out of any breach by Purchaser of the representations and warranties of Purchaser contained herein.

    Section 9.2      Survival of This Article IX.  The provisions of this
Article IX shall survive the Closing indefinitely.


                                   ARTICLE X
                                 MISCELLANEOUS

    Section 10.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

    If to Purchaser:

              Steve Belnap

              ------------------------------------

              ------------------------------------
              Telephone No.:
                            ----------------------
              Facsimile No.:
                            ----------------------
    with a copy to:


              ------------------------------------

              ------------------------------------

              ------------------------------------
              Telephone No.:
                            ----------------------
              Facsimile No.:
                            ----------------------

    If to Sellers:

              AMRE, Inc.
              8585 North Stemmons Freeway, Fifth Floor
              Dallas, Texas 75247
              Attention: Mr. J. Gregg Pritchard
              Telephone No.: (214) 658-6300
              Facsimile No.: (214) 658-6101

    with a copy to:

              Akin, Gump, Strauss, Hauer & Feld, L.L.P.
              1700 Pacific Avenue, Suite 4100
              Dallas, Texas 75201
              Attention G. Michael Curran, Esq.
              Telephone No.: (214) 969-2800
              Facsimile No.: (214) 969-4343

    Section 10.2 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any instrument delivered pursuant hereto shall survive beyond the Closing or a termination of this Agreement for a period of one (1) year.

    Section 10.3 Entire Agreement. This Agreement, including the Schedules and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

    Section 10.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties. Except as provided in
Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Purchaser and Sellers any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

    Section 10.5 Amendment and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

    Section 10.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

    SECTION 10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION AS TO ALL MATTERS PERTAINING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY UNTIL THE CLOSING.

    SECTION 10.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

    Section 10.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

    Section 10.10 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

    Section 10.11 Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

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                                      14

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

                                       AMRE, INC.


                                       By: /s/ J. GREGG PRITCHARD
                                          ----------------------------------
                                           Name:  J. Gregg Pritchard
                                                ----------------------------
                                           Title:  President
                                                 ---------------------------


                                       AMERICAN REMODELING, INC.


                                       By: /s/ J. GREGG PRITCHARD
                                          ----------------------------------
                                           Name:  J. Gregg Pritchard
                                                ----------------------------
                                           Title:  President
                                                 ---------------------------



                                       FACELIFTERS HOME SYSTEMS, INC.


                                       By: /s/ J. GREGG PRITCHARD
                                          ----------------------------------
                                           Name:  J. Gregg Pritchard
                                                ----------------------------
                                           Title:  President
                                                 ---------------------------


                                       /s/ STEVE BELNAP
                                       -------------------------------------
                                       STEVE BELNAP

                               OMITTED SCHEDULES
                           STEVE BELNAP, AS PURCHASER
                            ASSET PURCHASE AGREEMENT


SCHEDULE                              CONTENTS
--------                              --------
Schedule 2.2(a) Assets purchased by Steve Belnap pursuant to the Asset Purchase Agreement



The Registrant hereby agrees to provided supplemental copies of any and all of the above omitted schedules should the Commission so request.